Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results for the Second Quarter of 2005

Operating Income and Net Income Increased 12% and 15%, Respectively

Lanham, Md., May 9, 2005 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the second quarter of fiscal 2005. Revenues for the quarter were $23.3 million, up from $22.5 million in the second quarter of fiscal 2004 - an increase of 4%. Operating income also rose to $3.0 million for the quarter, versus $2.7 million in the second quarter of fiscal 2004 - an increase of approximately 12%. Net income increased to $2.0 million in the second quarter of fiscal 2005 from $1.8 million in the second quarter of fiscal 2004, an increase of 15%. On a fully diluted per share basis, net income increased to $.20 during the second quarter of fiscal 2005 from $.18 during the second quarter of fiscal 2004.

“Our Air Force ground systems business and our RT Logic subsidiary continue to prosper in terms of both revenue growth and profitability,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “Perhaps more importantly our recent and extensive proposal effort paid off as we were awarded a contract with Space and Missiles System Center on behalf of U.S. Air Force, Air Force Space Command, for the first developmental step (Spiral 1) of the RAIDRS (Rapid Attack Identification Detection Reporting System) program. The contract has a total value of some $123 million and should be a significant source of revenue for the parent company and all of our subsidiaries.”

The quarter did have a down note, however. In particular, the Company’s SAT subsidiary posted an operating loss for the current quarter in excess of $500,000. “We are quite disappointed in the results for SAT,” remarked Chamberlain. “The losses are a result of delays in receipt of expected new orders coupled with approximately $120,000 of current period charges primarily related to a software shipment which has not been accepted by the customer. While the prospects for this entity are bright in the long term, particularly as SAT’s products are delivered to the RAIDRS program starting in 2007, we intend to revisit the subsidiary’s cost structure in the short term to make sure this doesn’t happen again,” said Chamberlain.

For the six months ended March 31, 2005 revenues were $45.3 million compared to $42.6 million for the six months ended March 31, 2004 – an increase of $2.7 million or 6%. For the current six-month period, operating income was $4.9 million compared to $4.6 million for the same period last year, while net income increased to $3.2 million from $2.9 million, an increase of more than $300,000. On a fully diluted per share basis, net income increased to $.31 during the six months ended March 31, 2005 from $.30 during the first half of fiscal 2004.

“Originally we had expected full fiscal year 2005 results to be about comparable to those reported for fiscal year 2004 in its entirety,” commented Chamberlain. Through the first six months, we are clearly

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doing better than last year, even without RAIDRS. On the other hand, the RAIDRS funding profile this year will only provide a modest boost to our top line, and our fourth quarter last fiscal year was our best ever. So the overall change is not material enough to revise our guidance for the year. But we do look forward to a nice RAIDRS boost in 2006,” stated Chamberlain.

The Company also announced that its Board of Directors has declared a cash dividend of $.04 per share to all stockholders of record as of the close of business on June 2, 2005. The dividend is scheduled to be paid on or about June 29, 2005.

Mr. Chamberlain will host a conference call Wednesday, May 11, 2005 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 888-303-1413. A replay of the conference call can be heard May 11, 2005 from 12:30 p.m. ET through Friday, May 13, 2005 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21246283.

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing as well as full motion tracking antennas.

The Company’s subsidiary, SAT Corporation, provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc. subsidiary, the Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 380 employees working at Company headquarters in Lanham, Maryland, and at other locations in both the U.S. and Europe.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter and Six Months Ended March 31, 2005 and 2004

	Three Months Ended March 31,		Six Months Ended March 31,
	2005 (unaudited)	2004 (unaudited)	2005 (unaudited)	2004 (unaudited)
Revenue	$23,346,768	$22,508,021	$45,266,302	$42,562,322

Total Cost of Revenue	16,015,269	14,564,251	30,799,739	27,993,837

Gross Margin	7,331,499	7,943,770	14,466,563	14,568,485

Operating Expenses
SG&A	3,112,946	3,228,720	6,884,952	6,085,163
Research and Development	470,228	915,251	1,252,998	1,706,492
Product Amortization	645,407	761,381	1,290,816	1,522,762
Intangible Asset Amortization	68,750	322,264	137,500	644,529

Total Operating Expenses	4,297,331	5,227,616	9,566,266	9,958,946

Income from Operations	3,034,168	2,716,154	4,900,297	4,609,539

Other Income (Expense)	140,014	72,849	98,094	42,740

Income Before Income Taxes	3,174,182	2,789,003	4,998,391	4,652,279

Income Taxes	1,124,712	1,008,768	1,763,534	1,698,233

Net Income	$2,049,470	$1,780,235	$3,234,857	$2,954,046

Weighted Average Number of Common Shares Outstanding During Period	10,258,510	9,955,794	10,151,819	9,843,386

Earnings Per Share (Basic)	$0.20	$0.18	$0.32	$0.30

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,405,110	10,076,410	10,289,642	9,977,816

Earnings Per Share (Diluted)	$0.20	$0.18	$0.31	$0.30

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